EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

JUNE 2002 OPERATIONAL PERFORMANCE AND

SECOND QUARTER $96 MILLION FLEET CHARGE

HOUSTON, July 1, 2002 - Continental Airlines (NYSE: CAL) today reported a June 2002 systemwide mainline jet load factor of 78.7 percent, 0.7 points above last year's June load factor. For June 2002, Continental reported a domestic mainline jet load factor of 77.5 percent and an international mainline jet load factor of 80.5 percent.

Continental also reported an after tax special charge of $96 million ($152 million pre-tax) primarily related to the impairment and accrual of lease exit costs of its MD-80 and turboprop fleet. Continental also recorded an after tax charge of $8 million ($12 million pre-tax) to write down its receivable from the U.S. government related to the Air Transportation Safety and System Stabilization Act grant program as a result of the finalization of its application for that grant. Both of these charges were recorded in the quarter ended June 30, 2002.

Continental reported an on-time arrival rate of 81.5 percent and a completion factor of 99.7 percent for its mainline jet operations in June 2002.

In June 2002, Continental flew 5.5 billion mainline jet revenue passenger miles (RPMs) systemwide and 6.9 billion mainline jet available seat miles (ASMs), resulting in a traffic decrease of 7.8 percent and a capacity decrease of 8.6 percent as compared to June 2001. Domestic mainline jet traffic was 3.2 billion RPMs in June 2002, down 11.1 percent from June 2001, and June 2002 domestic mainline jet capacity was 4.1 billion ASMs, down 11.3 percent from June last year.

Estimated June 2002 mainline jet passenger revenue per available seat mile (RASM) decreased between 5 and 7 percent compared to June 2001 as a result of lower year-over-year yields, slightly offset by higher load factors. For May 2002, RASM declined 6.3 percent as compared to May 2001.

JUNE 2002 OPERATIONAL PERFORMANCE/PAGE 2

Continental expects to report it ended the second quarter with a cash balance of approximately $1.3 billion.

Consolidated breakeven load factor for July 2002 is estimated to be 79.0 percent. Actual consolidated breakeven load factor may vary significantly from this estimate depending on actual passenger revenue yields, fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at continental.com in the Investor Relations-Financial/Traffic Releases section.

On June 28, 2002, Standard & Poor's lowered its debt ratings for all of Continental's debt securities, except bond-insured obligations. Continental's corporate credit rating was reduced from BB- to B+ and its unsecured credit rating was reduced from B to B-.

ExpressJet Airlines, a subsidiary of Continental Airlines doing business as Continental Express, separately reported a load factor of 68.0 percent for June 2002, 0.9 points below last year's June load factor. ExpressJet flew 345.8 million RPMs and 508.7 million ASMs in June 2002, resulting in a traffic increase of 8.5 percent and a capacity increase of 10.0 percent versus June 2001.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, the significant cost of aircraft fuel, labor costs, currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.

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JUNE 2002 OPERATIONAL PERFORMANCE /PAGE 3

PRELIMINARY TRAFFIC RESULTS
JUNE	2002	2001	Change
REVENUE PASSENGER MILES (000)
Domestic	3,211,792	3,611,770	(11.1) Percent

International	2,252,688	2,312,179	(2.6) Percent
Transatlantic	1,093,661	1,114,932	(1.9) Percent
Latin America	652,468	670,897	(2.7) Percent
Pacific	506,559	526,351	(3.8) Percent

Total Jet	5,464,480	5,923,949	(7.8) Percent

ExpressJet	345,778	318,707	8.5 Percent

AVAILABLE SEAT MILES (000)
Domestic	4,143,051	4,672,181	(11.3) Percent

International	2,797,197	2,921,319	(4.2) Percent
Transatlantic	1,255,825	1,275,401	(1.5) Percent
Latin America	906,761	922,520	(1.7) Percent
Pacific	634,612	723,399	(12.3) Percent

Total Jet	6,940,248	7,593,500	(8.6) Percent

ExpressJet	508,704	462,272	10.0 Percent

PASSENGER LOAD FACTOR
Domestic	77.5 Percent	77.3 Percent	0.2 Points

International	80.5 Percent	79.1 Percent	1.4 Points
Transatlantic	87.1 Percent	87.4 Percent	(0.3) Points
Latin America	72.0 Percent	72.7 Percent	(0.7) Points
Pacific	79.8 Percent	72.8 Percent	7.0 Points

Total Jet	78.7 Percent	78.0 Percent	0.7 Points

ExpressJet	68.0 Percent	68.9 Percent	(0.9) Points

CARGO REVENUE TON MILES (000)
Total	76,963	78,629	(2.1) Percent

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JUNE 2002 OPERATIONAL PERFORMANCE/PAGE 4
YEAR-TO-DATE	2002	2001	Change
REVENUE PASSENGER MILES (000)
Domestic	18,017,223	19,885,248	(9.4) Percent

International	11,500,145	12,281,936	(6.4) Percent
Transatlantic	4,946,510	5,414,284	(8.6) Percent
Latin America	3,916,209	4,076,873	(3.9) Percent
Pacific	2,637,426	2,790,779	(5.5) Percent

Total Jet	29,517,368	32,167,184	(8.2) Percent

ExpressJet	1,837,977	1,665,209	10.4 Percent

AVAILABLE SEAT MILES (000)
Domestic	24,299,734	27,474,718	(11.6) Percent

International	15,225,093	16,796,332	(9.4) Percent
Transatlantic	6,384,879	7,157,788	(10.8) Percent
Latin America	5,379,496	5,682,314	(5.3) Percent
Pacific	3,460,718	3,956,230	(12.5) Percent

Total Jet	39,524,827	44,271,050	(10.7) Percent

ExpressJet	2,956,402	2,692,413	9.8 Percent

PASSENGER LOAD FACTOR
Domestic	74.1 Percent	72.4 Percent	1.7 Points

International	75.5 Percent	73.1 Percent	2.4 Points
Transatlantic	77.5 Percent	75.6 Percent	1.9 Points
Latin America	72.8 Percent	71.7 Percent	1.1 Points
Pacific	76.2 Percent	70.5 Percent	5.7 Points

Total Jet	74.7 Percent	72.7 Percent	2.0 Points

ExpressJet	62.2 Percent	61.8 Percent	0.4 Points

CARGO REVENUE TON MILES (000)
Total	432,321	498,082	(13.2) Percent

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JUNE 2002 OPERATIONAL PERFORMANCE/PAGE 5

PRELIMINARY OPERATIONAL RESULTS AND FINANCIAL RESULTS
JUNE	2002	2001	Change
On-Time Performance[1]	81.5%	76.0%	5.5 Points

Completion Factor[2]	99.7%	97.7%	2.0 Points

YEAR-TO-DATE	2002	2001	Change
On-Time Performance[1]	85.2%	81.1%	4.1 Points

Completion Factor[2]	99.8%	98.8%	1.0 Points

June 2002 estimated year-over-year RASM Change			(5-7) Percent

June 2002 estimated average price per gallon of fuel, excluding fuel taxes			69 Cents

June 2002 estimated consolidated breakeven load factor[3]			77.0 Percent

June 2002 actual consolidated load factor[4]			78.0 Percent

July 2002 estimated consolidated breakeven load factor[3]			79.0 Percent

1 Department of Transportation Arrivals within 14 minutes

2 System Mileage Completion Percentage

3 Consolidated load factor (including Continental Airlines and Continental Express) needed to breakeven on a consolidated net income basis

4 Includes Continental Airlines and Continental Express

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